EXHIBIT (a)(1)(G)

SPACEHAB, Incorporated

Offer to Exchange

in Respect of Common Stock and Series C Convertible Preferred Stock

for

Any and All Outstanding 8% Convertible Subordinated Notes due 2007

($10,306,000 in principal amount outstanding)

THE TIME THAT THE EXCHANGE OFFER WILL EXPIRE WILL BE 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 1, 2007, UNLESS EXTENDED (THE “EXPIRATION DATE”). YOU MAY WITHDRAW YOUR TENDER AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

August 31, 2007

To Our Clients:

SPACEHAB, Incorporated, a Washington corporation (the “Company”), is offering to exchange (the “Exchange Offer”) any and all of its outstanding 8% Convertible Subordinated Notes due 2007 (the “Junior Notes”), on the terms and subject to the conditions set forth in its offering memorandum dated as of August 31, 2007 (the “Offering Memorandum”).

This material is being forwarded to you as the beneficial owner of Junior Notes held by us for your account but not registered in your name. A tender of those Junior Notes may be made only by us as the registered holder and only pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender with respect to the Junior Notes held by us for your account. If you wish to have us do so, please so instruct us by completing, executing and returning to us the instruction form that appears below or by contacting your account executive.

Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Junior Notes on your behalf in accordance with the provisions of the Offering Memorandum. You must tender your Junior Notes prior to the Expiration Date (5:00 p.m., New York City time, on October 1, 2007, unless extended). Junior Notes tendered may be withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date.

CUSIP No. 846243AC7

CUSIP No. 846243AB9

To: My Broker, Account Executive, Trust Company or Other Nominee:

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to SPACEHAB, Incorporated’s Offering Memorandum with respect to its 8% Convertible Subordinated Notes due 2007 (CUSIP No. 846243AC7 or CUSIP No. 846243AB9).

This will instruct you to tender the principal amount of Junior Notes indicated below held by you for the account of the undersigned pursuant to the terms and conditions set forth in the Offering Memorandum, dated August 31, 2007. The following is the CUSIP No. for the Junior Notes to be tendered (circle one):

CUSIP No. 846243AC7 or CUSIP No. 846243AB9.

Principal Amount Held for Account of Holder(s)	Principal Amount to be Tendered*

*  Unless otherwise indicated, the entire principal amount indicated in the box entitled “Principal Amount Held for Account of Holder(s)” will be tendered. The principal amount tendered must be $1,000 or an integral multiple thereof.

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Signature(s)

Please print name(s) Address Area Code and Telephone No. Tax Identification or Social Security No. My Account Number with You Date

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